                                                                      Exhibit 99



                        CHECKFREE MANAGEMENT CORPORATION
                       UNAUDITED CONDENSED BALANCE SHEETS

                                                                                     JUNE 30,    MARCH 31,
                                                                                      1999         2000
                                                                                   ----------   ----------
                                                                                   (IN THOUSANDS, EXCEPT
                                                                                         SHARE DATA)
                                                           ASSETS
Current assets:
     Cash ......................................................................   $      291   $        1
     Related party note receivable, current portion ............................        1,970        3,060
                                                                                   ----------   ----------
                    Total current assets .......................................        2,261        3,061
Related party note receivable, less current portion ............................       27,798       25,200
                                                                                   ----------   ----------
                    Total ......................................................   $   30,059   $   28,261
                                                                                   ==========   ==========


                                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Claims payable ............................................................   $      318   $      379
      Accrued liabilities ......................................................         --            290
     Deposit for future claims liability .......................................        1,970        3,060
                                                                                   ----------   ----------
                    Total current liabilities ..................................        2,288        3,729

Deposit for future claims liability, less current portion ......................       27,430       24,181

Redeemable Preferred Stock:
     Class C, 350 authorized shares, $100 par value; 350 shares issued and
        outstanding ............................................................           36           36
     Class D, 750 authorized shares, $100 par value; 750 shares issued and
        outstanding ............................................................           78           76
                                                                                   ----------   ----------
                    Total redeemable preferred stock ...........................          114          112

Stockholders' equity:
     Preferred stock- Class B, 600 authorized shares, $100 par value; 600 shares
        issued, no amounts outstanding .........................................         --           --
      Common stock- Class A, 1,900 authorized shares, $100 par value; 1,900
        shares issued and outstanding...........................................          190          190
     Retained earnings .........................................................           37           49
                                                                                   ----------   ----------
                    Total stockholders' equity .................................          227          239
                                                                                   ----------   ----------
                     Total .....................................................   $   30,059   $   28,261
                                                                                   ==========   ==========


          See notes to Interim Unaudited Condensed Financial Statements

                        CHECKFREE MANAGEMENT CORPORATION
                  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS




                                                                                           DECEMBER 8, 1998
                                                                                              (DATE OF
                                                                                              INCEPTION)        NINE MONTHS
                                                       THREE MONTHS ENDED MARCH 31,              TO                ENDED
                                                          1999               2000           MARCH 31, 1999     MARCH 31, 2000
                                                     ----------------   ----------------   ----------------   ----------------
                                                                                  (IN THOUSANDS)

Revenues:
     Interest income from related party ..........   $            661   $            610   $            661   $          1,863
     Other interest income .......................                  4                  4                 41                 12
                                                     ----------------   ----------------   ----------------   ----------------
                    Total revenues ...............                665                614                702              1,875

Expenses:
     Interest expense on deposit for future claims
          liability ..............................                604                553                604              1,689
     General and administrative ..................                 58                 57                 58                174
                                                     ----------------   ----------------   ----------------   ----------------
                    Total expenses ...............                662                610                662              1,863
                                                     ----------------   ----------------   ----------------   ----------------
Income before income tax .........................                  3                  4                 40                 12
Income tax expense ...............................               --                 --                 --                 --
                                                     ----------------   ----------------   ----------------   ----------------
Net income .......................................                  3                  4                 40                 12
Dividends on redeemable preferred stock ..........                  2                  2                  2                  6
                                                     ----------------   ----------------   ----------------   ----------------
Net income applicable to common shareholders .....   $              1   $              2   $             38   $              6
                                                     ================   ================   ================   ================


          See notes to Interim Unaudited Condensed Financial Statements

                        CHECKFREE MANAGEMENT CORPORATION
                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

                                                                      DECEMBER 8, 1998
                                                                          (DATE OF
                                                                          INCEPTION)
                                                                              TO             NINE MONTHS
                                                                           MARCH 31,        ENDED MARCH 31,
                                                                             1999                2000
                                                                       ----------------    ----------------
                                                                                  (IN THOUSANDS)
Cash flows from operating activities:
     Net income (loss) .............................................   $             40    $             12
                                                                       ----------------    ----------------
                    Net cash provided by operating activities ......                 40                  12

Cash flows from investing activities:
     Loan to related party .........................................            (30,512)               --
     Principal payments on related party loan ......................                349               1,507
                                                                       ----------------    ----------------
                    Net cash provided by (used in) investing
                      activities....................................            (30,163)              1,507

Cash flows from financing activities:
     Proceeds from assumption of health plan liabilities ...........             30,472                --
     Payments made on health plan liabilities ......................               (609)             (1,890)
     Advance from related party, net................................               --                    90
     Proceeds from issuance of stock ...............................                300                --
     Redeemable preferred stock dividends paid .....................               --                    (9)
                                                                       ----------------    ----------------
                    Net cash provided by (used in) financing
                      activities....................................             30,163              (1,809)
                                                                       ----------------    ----------------
 Net increase (decrease) in cash ...................................                 40                (290)
Cash:
     Beginning of period ...........................................               --                   291
                                                                       ----------------    ----------------
     End of period .................................................   $             40    $              1
                                                                       ================    ================

Supplemental disclosure of cash flow information:
     Interest paid .................................................   $            604    $          1,689
                                                                       ================    ================
    Dividends accrued on redeemable preferred stock ................   $              2    $              6
                                                                       ================    ================

          See notes to Interim Unaudited Condensed Financial Statements

                        CHECKFREE MANAGEMENT CORPORATION
            NOTES TO INTERIM UNAUDITED CONDENSED FINANCIAL STATEMENTS
                    FOR THE NINE MONTHS ENDED MARCH 31, 2000


1.       INTRODUCTION

         CheckFree Management Corporation ("CheckFree Management") was formed from a plan of recapitalization of RCM Systems, Inc., a wholly owned subsidiary of CheckFree Holdings Corporation ("CheckFree Holdings"), on December 8, 1998. CheckFree Management was formed as a medical claims management subsidiary in order to appropriately minimize, control, and manage the medical claims liabilities of CheckFree Holdings and its subsidiaries.

         As of September 30, 1999, CheckFree Holdings and its subsidiaries owned approximately 63% of CheckFree Management. On November 19, 1999, CheckFree Corporation, a wholly owned subsidiary of CheckFree Holdings, purchased all outstanding shares of Class D Preferred Stock. Subsequent to this purchase, CheckFree Holdings and its subsidiaries own 89% of the Company.

         The accompanying condensed consolidated financial statements and notes thereto have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for Form 10-Q and include all of the information and disclosures required by generally accepted accounting principles for interim financial reporting. The results of operations for the nine months ended March 31, 2000 are not necessarily indicative of the results for the full year.

         These financial statements should be read in conjunction with the financial statements, accounting policies and financial notes thereto of CheckFree Management included within CheckFree Holdings Corporation and Subsidiaries Annual Report filed with the Securities and Exchange Commission on Form 10-K/A. In the opinion of management, the accompanying condensed consolidated unaudited financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair representation of financial results for the interim periods presented.

2.       REDEEMABLE PREFERRED STOCK DIVIDEND

         During the quarter ended March 31, 2000, CheckFree Management declared and paid approximately $9,000 of previously accrued redeemable preferred stock dividends.

3.       RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998 the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which will require that all derivative financial instruments be recognized as either assets or liabilities in the balance sheet. SFAS 133 will be effective for the Company's first quarter of fiscal 2001. The Company's current investment policy does not allow for the use of hedging instruments. In anticipation of the adoption of SFAS 133, the Company is currently reviewing all outstanding contracts for evidence of embedded derivative. Based on the procedures undertaken through this point, management does not believe that adoption of SFAS 133 will have a material impact on its results of operations.